EXHIBIT 10.33

First Amended and Restated separation AGREEMENT AND RELEASE

This First Amended and Restated Separation Agreement and Release (this "Amendment") is entered into by and between Diebold Nixdorf, Incorporated (the "Company") located at 50 Executive Parkway, Hudson OH 44236 and Jeffrey Rutherford ("Executive").

WITNESSETH:

WHEREAS, effective on February 28, 2023 (the "Separation Date"), Executive was separated from his employment with the Company as its Executive Vice President, Chief Financial Officer and from any, and all, other offices of the Company, and from any other position, office or directorship of any other entity for which Executive was serving at the request of the Company;

WHEREAS, the Company and Executive executed a Separation Agreement and Release dated on or about February 15, 2023 (the "Rutherford Separation Agreement");

WHEREAS, the Company and certain of its affiliates initiated proceedings under title 11 of the United States Code (the "Bankruptcy Code") on or about June 1, 2023 captioned In Re: Diebold Holding Company et al., Case No 23-90602 (the "Restructuring"), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"); and

WHEREAS, as part of the process of completing the Restructuring, the Company and Executive desire to amend and revise the terms of the Rutherford Separation Agreement, as further described in this Amendment.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, including the assumption of the Rutherford Separation Agreement, as amended by this Amendment, and Executive's receipt of compensation and benefits to which he may not otherwise be entitled had the Company rejected the Rutherford Separation Agreement during the Restructuring, the sufficiency and receipt of which consideration is hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

1.Separation. Effective on the Separation Date, Executive's employment with the Company, its subsidiaries and related or affiliated companies and his position terminated. Executive resigned, effective on the Separation Date: (a) from all other offices of the Company to which he had been elected by the Board of Directors of the Company (the "Board"), or to which he had otherwise been appointed; (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company; (c) from all administrative, fiduciary or other positions he may have held with respect to arrangements or plans for, of or relating to the Company; and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Executive was serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company consented to and accepted said resignations.

2.Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), Executive incurred a "separation from service" within the meaning of Section 409A of the Code, on the Separation Date.

3.Rutherford Separation Agreement, as Amended and Restated. The parties hereby agree that the Rutherford Separation Agreement is fully amended and restated and replaced by this Amendment. In consideration of the promises made by Executive in this Amendment and subject to the conditions hereof, the Company and Executive agree to the following:

a.Severance Payment.

(i)    Provided that Executive is not in material breach of any of the terms of this Amendment, the Company will make the following payments to Executive: an aggregate amount of One Million Eight Hundred Forty-Five Thousand Dollars ($1,845,000), payable: (A) in a lump sum equal to Five Hundred Ninety-Five Thousand Dollars ($595,000) by March 15, 2024; and (B) in accordance with the normal payroll procedures of the Company, commencing on the next regularly scheduled payroll date that occurs following the eighth (8th) day after Executive signs this Amendment (provided Executive does not revoke this Amendment) and payable in twenty-five (25) equal consecutive biweekly installments of Fifty Thousand Dollars ($50,000). For purposes of Section 409A of the Code, Executive's right to receive the installment payments pursuant to this Section 3(a)(i) shall be treated as a right to receive a series of separate and distinct payments, and each such payment is a separately identified and designated amount.

(ii)    Additionally, provided that Executive is not in material breach of any of the terms of this Amendment, the Company shall make the following payment to Executive by March 15, 2024: The amount of the bonus that would have been payable to Executive for the calendar year that includes the Separation Date (based on actual performance) if Executive had remained employed through the end of such calendar year, multiplied by 58/365.

(iii)    Executive understands that (A) the amounts paid after the Separation Date under this Amendment will not be treated as pensionable earnings under any pension or retirement plan, and (B) he will not be permitted to make any additional contributions to the Diebold Nixdorf, Incorporated 401(k) Savings Plan, and (C) these payments will not give rise to the accrual of any benefits.

b.    Accrued Salary, Vacation and Business Expenses. Executive acknowledges he has been paid for unpaid salary through the Separation Date and for all accrued and unused vacation days. Executive also acknowledges he has received reimbursement for all business expenses incurred while employed by the Company.

c.    Acknowledgement. Executive acknowledges that, effective as of the date of consummation of the Restructuring, Executive will own no equity interests in or derivative securities of (nor have any contractual right to receive any equity interests in or derivative securities of) the Company or any of its parent companies, subsidiaries or affiliates.

d.    Health Care and Life Insurance Coverages. Provided that Executive is not in material breach of any of the terms of this Amendment, Executive will be eligible to continue participation in the Company's medical, dental, and vision benefits and the Company-paid basic group life insurance benefits through February 28, 2025. Such benefits shall be provided to Executive at the same coverage level and cost to Executive as in effect immediately prior to Executive's Separation Date, subject to the terms of the applicable benefit plans including, but not limited to, Executive's timely payment of any employee contributions necessary to maintain participation, and thereafter Executive shall be eligible to continue his participation in the Company's health care plan in accordance with COBRA. Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to February 28, 2025 in the event Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

e.    Professional Fees. The Company and Executive acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Executive's separation and the negotiation and execution of this Amendment.

f.    Outplacement Services. The Company will assist Executive in finding other employment opportunities by providing to him, at the Company's limited expense, professional outplacement services through a provider of the Company's choice. Such outplacement services shall terminate when Executive finds other employment. However, in no event shall such outplacement services continue for more than two (2) years following the Separation Date.

g.    Retirement and 401(k) Plans. Executive's post-Separation Date eligibility to participate, if any, in the Diebold Nixdorf, Incorporated (i) 401(k) Savings Plan and (ii) 401(k) Restoration Supplemental Executive Retirement Plan, (collectively, the "Retirement Plans") shall be as set forth in the respective Retirement Plan documents.

h.    Other Compensation and Benefits. Except as specifically set forth herein, Executive is due no other compensation or benefits. Without limiting the preceding sentence, Executive acknowledges that as of the date of entering into this Amendment, Executive is no longer entitled to any benefits on account of (i) a termination in connection with his separation from the Company under the Rutherford Separation Agreement or (ii) a change in control of the Company.

i.    Separate Payments. Each payment and each reimbursement to Executive under the provisions of this Amendment will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
j.    Assumption. The Rutherford Separation Agreement, as amended by this Amendment, was assumed by the Company as part of the Restructuring.

4.Non-Competition.

a.    For a period of two (2) years after the Separation Date, Executive shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with the business of the Company as then being carried on or with any business, activity, product or service which was under active development while Executive was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date; or (ii) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with the business of the Company as then being carried on or with any business, activity, product or service which was under active development while Executive was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date (provided, however, that notwithstanding anything to the contrary contained in this Amendment, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

b.    In the event Executive violates any provision of this Section 4 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Section 10(c) of this Amendment.

c.    Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 4 and this Amendment and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive. Executive further acknowledges that his obligations in this Section 4 are made in consideration of, and are adequately supported by, the payments by the Company to Executive described herein.

5.Non-Solicitation. For a period of three (3) years following the Separation Date (the "Restricted Period"), Executive agrees that he will not: (a) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (b) solicit suppliers of the Company or solicit customers of the Company to purchase goods or services then sold by the Company or induce any such person to terminate his, her, or its relationship with the Company.

6.Protected Information.

a.    The Company has advised Executive and Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Executive shall keep in strict confidence, and shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use or suffer to be used in any manner, any Protected Information, or cause any such Protected Information to enter the public domain, without limitation as to when or how Executive may have acquired such Protected Information.

b.    For purposes of this Amendment, "Protected Information" means any of the following: trade secrets or confidential or proprietary business information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Amendment), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information. Executive specifically acknowledges that Protected Information includes any and all such information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information.

c.    Executive agrees: (i) that reasonable efforts have been put forth by the Company to maintain the secrecy of Protected Information; (ii) that such information was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company; (iii) that such information is and will remain the sole property of the Company; and (iv) that any retention, disclosure, or use by Executive of Protected Information after the termination of Executive's employment with, and performance of services for, the Company shall constitute a misappropriation of the Company's Protected Information and a material breach of this Amendment, except under the circumstances set forth in Section 6(d) of this Amendment.

d.    Exceptions. The disclosure of Protected Information by Executive, if done in strict compliance with one of the exceptions described in this Section 6(d), shall not constitute a breach of Section 6(c) of this Amendment, so long as the permitted disclosure of Protected Information is made by Executive in a manner that is reasonably designed to limit its dissemination to the limited purpose(s) permitted herein:

(i)    Executive may disclose Protected Information if compelled to do so by a subpoena or a valid order of any government officer or agency or of a court of competent jurisdiction, specifically directing Executive to disclose the Protected Information, provided that Executive shall promptly notify the Company of the existence, terms and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or waive Executive's compliance with the provisions of this Amendment. In any such case, Executive agrees to reasonably cooperate with the Company to the extent permitted by law and use commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief, all at the Company's sole expense. If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required (or necessary to avoid a finding of contempt or other similar sanction) upon the advice of Executive's legal counsel, Executive will exercise commercially reasonable efforts to obtain confidential treatment of the disclosed information at the Company's sole expense, and Executive shall then disclose only that portion of the Protected Information that is legally required to be disclosed.

(ii)    Nothing in this Amendment is intended to or shall prevent, impede or interfere with Executive's non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company's past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by OSHA or the SEC, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(iii)    Executive shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive's attorney and may use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iv)    Any other disclosure that is specifically authorized in writing in advance of such disclosure by either the Chief Executive Officer or the Chief Legal Officer of the Company.

e.    Executive acknowledges and agrees that he will abide by all requirements and restrictions set forth in federal and state securities laws, including (but not limited to) refraining from buying or selling the securities of the Company based on material nonpublic information he acquired while he was employed by the Company and not disseminating such material nonpublic information to others.

f.    Executive further acknowledges that his obligation of confidentiality shall survive until and unless such Protected Information shall have become, through no fault of Executive, generally known to the public, or except as permitted under Section 6(d).

g.    Executive understands and agrees that Executive's obligations under Sections 4, 5 and 6 of this Amendment are in addition to, and not in limitation or preemption of, all other obligations that Executive may have to the Company with respect to confidentiality, non-competition and non-solicitation under previous employment agreements or other agreements with the Company (the "Additional Restrictive Covenants") (which obligations remain in full force and effect) and general legal or equitable principles or statutes.

7.Release by Executive.

a.    Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company, its predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities' officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former) (collectively, the "Company Released Parties") from, and agrees to indemnify each of the Company Released Parties against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever, including but not limited to:

(i)    any and all claims, directly or indirectly, arising out of or relating to: (A) Executive's employment with the Company; and (B) Executive's separation from employment as the Company's Executive Vice President, Chief Financial Officer and any other position described in Section 1 of this Amendment;

(ii)    any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, sexual orientation, veteran status or disability arising under any federal, state, or local statute, ordinance, order or law, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and Ohio Revised Code Chapter 4112;

(iii)    any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;
(iv)    any and all claims under or relating to any and all employee compensation, employee benefit, equity plans, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Section 3 above; and

(v)    any and all claims under any employment or severance agreement, including any agreement that may provide for benefits upon a change in control.

b.    Limitations on scope of the release in Section 7(a):

(i)    The foregoing release does not waive rights or claims that may arise after the date this Amendment is executed or that cannot be waived as a matter of law. The foregoing release does not waive any rights to vested benefits under any of the Retirement Plans and the Diebold Incorporated Retirement Plan for Salaried Employees, does not waive any of Executive's rights under Section 10(b) and 22(b) of this Amendment, and does not waive any breach or violation of this Amendment by the Company.

(ii)    Nothing in any part of this Amendment is intended to, or shall, interfere with Executive's right to file or otherwise participate in a charge, investigation, or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state, or local government agency. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Company Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Executive agrees that Executive will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Amendment. The prohibitions against further recovery in this Section 7(b)(ii) shall not apply to any monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

c.    Executive understands and acknowledges that the consideration provided under this Amendment is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company Released Parties to the extent provided in this Section 7.

d.    Executive further understands and acknowledges that:

(i)    The release provided for in this Section 7 is in exchange for the additional consideration provided for in this Amendment, to which consideration he was not heretofore entitled;

(ii)    He has been advised by the Company to consult with legal counsel prior to executing this Amendment and the release provided for in this Section 7, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Amendment, and enters into this Amendment freely, voluntarily and intending to be bound;

(iii)    He has been given a period of twenty-one (21) days to review and consider the terms of this Amendment and the release contained herein; and

(iv)    He may, within seven (7) days after execution, revoke this Amendment. Revocation shall be made by delivering a written notice of revocation to Jonathan Stark, VP Global Labor & Employment, at Diebold Nixdorf, Incorporated, 50 Executive Parkway, Hudson, Ohio 44236. For such revocation to be effective, written notice must be actually received by him at the Company no later than the close of business on the seventh (7th) day after Executive executes this Amendment. If Executive does exercise his right to revoke this Amendment: (A) all of the terms and conditions of the Agreement shall be of no force and effect; (B) the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in Section 3 of this Amendment; and (C) the Company and Executive agree that the Rutherford Separation Agreement and this Amendment shall be deemed rejected pursuant to Section 365 of the Bankruptcy Code and Executive consents to, and will not object to, the entry of an order to that effect by the Bankruptcy Court, and in which case Executive shall have 30 days from the date of such deemed rejection to file a proof of claim in Company's Restructuring case, which proof of claim shall be timely.

e.    Executive agrees that he waives any claim that he might have to reemployment with the Company and agrees not to seek future employment with the Company. Executive agrees that the Company has no obligation to employ, hire, or rehire him, or to consider him for hire, and that this right of the Company is purely contractual and is in no way discriminatory or retaliatory.

8.    Release by Company.

a.    The Company, for itself and its predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities' officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former), hereby releases, dismisses, and forever discharges Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) (collectively, the "Executive Released Parties") from, and agrees to indemnify each of the Executive Released Parties against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Company now has or may have had for, upon, or by reason of any cause whatsoever, including but not limited to:

(i)    any and all claims, directly or indirectly, arising out of or relating to: (A) Executive's employment with the Company; and (B) Executive's separation from employment as the Company's Executive Vice President, Chief Financial Officer and any other position described in Section 1 of this Amendment; and

(ii)    any and all claims of breach of any contract or promise, express or implied.

b.    Limitations on scope of the release in Section 8(a): The foregoing release does not waive rights or claims that may arise after the date this Amendment is executed or that cannot be waived as a matter of law. The foregoing release also does not waive any of the Company's rights regarding clawback or Executive forfeiture of compensation and related amounts, including as described under Section 12 of this Amendment and does not waive any breach or violation of this Amendment by Executive.

c.    The Company understands and acknowledges that the consideration provided under this Amendment is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have or ever will have against the Executive Released Parties to the extent provided in this Section 8.

d.    The Company further understands and acknowledges that:

(i)    The release provided for in this Section 8 is in exchange for the additional consideration provided for in this Amendment, to which consideration the Company was not heretofore entitled; and

(ii)    The Company has consulted with legal counsel prior to executing this Amendment and the release provided for in this Section 8, has had an opportunity to consult with and to be advised by legal counsel of its choice, fully understands the terms of this Amendment, and enters into this Amendment freely, voluntarily and intending to be bound.

9.    Disclosure. From the date of this Amendment through the end of the Restricted Period, Executive will communicate the contents of Sections 4, 5, 6 and 9 of this Amendment to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent. The Company agrees that Executive may satisfy the requirements of this Section 9 by providing the third party a copy of Sections 4, 5, 6 and 9, and such disclosure is not a violation of this Amendment.

10.    Breach; Arbitration.

a.    If Executive materially breaches any of the provisions of this Amendment, then the Company may immediately terminate all remaining payments and benefits described in this Amendment, and in addition, the Company shall be entitled to obtain reimbursement from Executive of all payments and benefits already provided pursuant to Section 3 of this Amendment, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Amendment, and all promises and covenants herein, remaining in full force and effect.

(i)    The Company will not terminate pursuant to Section 10(a) any benefits in which Executive had vested as of the Separation Date under the Retirement Plans. Furthermore, Executive's COBRA rights, if any, will not be reduced by any action taken by the Company under Section 10(a).
(ii)    Executive may challenge any Company action under Section 10(a).

b.    If the Company (i) fails to make timely any of the payments set forth in Sections 3, 11(b) or 11(c) of this Amendment and Executive reasonably demonstrates that he has been reasonably, materially and irreparably harmed by such failure, or (ii) otherwise materially breaches any of the provisions of this Amendment and Executive reasonably demonstrates that he has been reasonably, materially and irreparably harmed by such breach, and (iii)(A) Executive gives the Company reasonable notice of such failure or breach within sixty (60) days following the occurrence thereof and (B) the Company does not reasonably remedy such failure or breach within fifteen (15) days of receiving such notice, then Executive shall be entitled to a lump-sum payment in cash of Two Million Four Hundred Sixty Thousand Dollars ($2,460,000) from the Company within ninety (90) days after the end of the cure period described in this Section 10(b), with such payment to be reduced by the aggregate amount of any payments already received by Executive under this Amendment.

c.    The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Amendment or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Executive of any of his obligations under Sections 4, 5 or 6 of this Amendment, the arbitration requirements of this Section 10(c) shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in either in the Court of Common Pleas of Summit County, Ohio or the United States District Court for the Northern District of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action, Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Sections 4, 5 or 6 of this Amendment would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Amendment, upon adequate proof of Executive's violation of any provision of Sections 4, 5 or 6 of this Amendment, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

11.    Continued Availability and Cooperation.

a.    If requested by the Company, Executive shall cooperate fully with the Company and/or with the Company's agents or counsel in connection with any present and future transition issues, as well as any actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company or during the Restricted Period. Executive shall not unreasonably withhold his availability for such cooperation. This cooperation by Executive shall include, but not be limited to:

(i)    making himself reasonably available to consult with the Company and/or its agents on transition issues related to his prior work at the Company;
(ii)    making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

(iii)    making himself reasonably available for depositions or trial testimony and cooperating in the preparation therefor;

(iv)    refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

(v)    cooperating reasonably in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

b.    Subject to Section 11(c), where Executive's cooperation has been requested by the Company, Executive shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with his cooperation hereunder, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. All such reimbursements shall be for expenses incurred by Executive. In all events such reimbursements will be made no later than thirty (30) days after an appropriate expense reimbursement request has been submitted to the Company. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other taxable year.

c.    Notwithstanding Section 11(b), where Executive's cooperation has been requested by the Company regarding litigation matters involving the Company, Executive shall be paid at a rate of Nine Hundred Dollars ($900) per hour for reasonable and actual time spent on matters for which Executive's cooperation is specifically requested by the Chief Executive Officer or the Chief Legal Officer of the Company hereunder (including reasonable travel time), which cooperation the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Executive, or with the requirements of any third party with whom Executive has a business relationship permitted hereunder that provides remuneration to Executive. All such hourly payments shall be for reasonable and actual time spent by Executive and include reasonable time spent traveling for such purposes. In all events such payments will be made no later than thirty (30) days after an appropriate invoice has been submitted to the Company.

d.    Executive will make himself reasonably available following the Separation Date for telephonic discussions with Company personnel regarding matters that occurred prior to the Separation Date and shall be paid for his reasonable and actual time spent holding such discussions on the terms set forth in Section 11(c).

12.    Clawback. Notwithstanding anything in this Amendment to the contrary, Executive acknowledges and agrees that this Amendment and any compensation described herein are subject to the terms and conditions of the Company's clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company at any point may be traded) (collectively, the "Compensation Recovery Policy"), and that applicable sections of this Amendment and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

13.    Successors and Binding Agreement.

a.    This Amendment, and all obligations of the Company and Executive hereunder, shall be binding upon and inure to the benefit of, as applicable, any of their heirs, successors and assigns, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Amendment) but shall not be otherwise assignable or delegable by the Company.

b.    This Amendment shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c.    This Amendment is personal in nature. None of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Amendment or any rights or obligations hereunder except as expressly provided in Section 13(a) or 13(b). Further, no third party shall have any rights hereunder except as provided in Section 13(a) or 13(b).

14.    Non-Disclosure; Statements to Third Parties.

a.    Executive shall maintain as confidential all provisions of this Amendment and the circumstances giving rise hereto and shall not disclose them to any person not a party hereto, other than (i) to Executive's spouse, if any; (ii) to Executive's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice; (iii) to an individual or entity to whom disclosure is permitted under Section 6(d) or 7(b)(ii); or (iv) as necessary to carry out the provisions of this Amendment or as required by law.

b.    Because the purpose of this Amendment is to settle amicably any and all potential disputes or claims among the parties, Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company Released Parties or commenting on the character or business reputation of the Company Released Parties, except as permitted under Section 6(d)(ii), Section 7(b)(ii), or in the course of testimony provided by Executive under oath, in which case Executive shall be obligated to testify truthfully without exception. Executive further hereby agrees not to comment to others concerning the status, plans or prospects of the business of the Company Released Parties.

c.    Because the purpose of this Amendment is to settle amicably any and all potential disputes or claims among the parties, the Company will instruct and direct the executive officers and directors of the Company and its subsidiaries not to make or cause to be made any statements to any third parties criticizing or disparaging the Executive Released Parties or commenting on the character or business reputation of the Executive Released Parties, except in the course of testimony provided by a Company representative under oath, in which case the Company representative shall be obligated to testify truthfully without exception.

15.    Notice. For all purposes of this Amendment (unless otherwise indicated herein), all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered by registered or certified mail, addressed to the Company to the attention of Jonathan Stark, VP Global Labor & Employment, at Diebold Nixdorf, Incorporated, 50 Executive Parkway, Hudson, Ohio 44236 and to Executive at 14784 River Glen Dr., Novelty, OH 44072 or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

16.    Return of Company Property. Executive represents that he has returned to the Company all Company property, including, without limitation, all equipment, software, electronic files, computers, cell phones, smart phones, PDAs, and iPad devices, and including, but not limited to, all documents and/or all other materials (together with all copies, reproductions, summaries and/or analyses thereof) which constitute, refer or relate to Protected Information.

17.    Prevailing Party's Expenses. In the event of litigation or arbitration between the Company and Executive related to this Amendment, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

18.    Miscellaneous. No provision of this Amendment may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Chief Legal Officer or the Chief People Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.    No Representations. No agreements or representations, promises or inducements, oral or otherwise, expressed or implied with respect to the subject matter covered by this Amendment have been made by any of the parties that are not set forth expressly in this Amendment and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

20.    Entire Agreement. This Amendment shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter; provided, however, that any Conditions of Employment agreement(s) executed by Executive (the "Conditions"), the Retirement Plans, the Additional Restrictive Covenants and any corresponding rights of the Company for breach of any such obligations, shall remain in full force and effect in accordance with their terms. Executive further acknowledges that (a) all of Executive's rights under any Company severance plans, programs, policies and arrangements (including, without limitation, the Company's Senior Leadership Severance Plan) was extinguished as of the Separation Date and (b) if there is a conflict between the terms of this Amendment and the Conditions, this Amendment shall govern.

21.    Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Amendment or breach thereof shall be governed by and under the laws of the State of Ohio.

22.    Severability. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall nevertheless remain in full force and effect; except, however, that:

a.    If any material portion of the release in Section 7 is determined by final and non-appealable judicial order to be invalid or unenforceable, and the Company reasonably demonstrates that it has been harmed by such invalidity or unenforceability, then the Company shall have seven (7) days to decide whether: (i) to invalidate this entire Amendment, in which case the entire Amendment will be void and Executive will have to pay back all money that Executive already received as severance pay, including but not limited to payments made under Section 3(a) of this Amendment; or (ii) to waive its right to invalidate the Amendment and instead, to keep the Amendment valid and fully enforceable, subject to the changes needed to remove or modify the portion of the release that was judicially determined to be invalid or unenforceable.

b.    If any material portion of the release in Section 8 is determined by final and non-appealable judicial order to be invalid or unenforceable, and Executive reasonably demonstrates that he has been harmed by such invalidity or unenforceability, then Executive shall have seven (7) days to decide whether: (i) to invalidate this entire Amendment, in which case the entire Amendment will be void and Executive will be entitled to a lump-sum payment in cash of Two Million Four Hundred Sixty Thousand Dollars ($2,460,000) from the Company within ninety (90) days after Executive determines to invalidate this Amendment (and so notifies the Company), with such payment to be reduced by the aggregate amount of any payments already received by Executive under this Amendment; or (ii) to waive his right to invalidate the Amendment and instead, to keep the Amendment valid and fully enforceable, subject to the changes needed to remove or modify the portion of the release that was judicially determined to be invalid or unenforceable.

23.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

24.    Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Amendment and shall not be used in construing it.

25.    Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Amendment.

26.    No Admission. Each party hereto understands and acknowledges that this Amendment shall in no way be construed as an admission by either party that it has acted wrongfully or engaged in any violation of law, liability or invasion of any of right, and further that any such violation, liability or invasion is expressly denied by each party.

27.    Tax Matters.

a.    The Company may withhold from any amounts payable under this Amendment all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Amendment, the Company does not guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder. Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on him or for his account in connection with this Amendment (including, without limitation, any taxes, penalties and interest under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, penalties or interest.

b.    To the extent applicable, it is intended that this Amendment comply with the provisions of Section 409A of the Code. This Amendment shall be administered in a manner consistent with this intent. Any reference in this Amendment to Section 409A of the Code will also include any proposed, temporary, or final regulations or any other formal guidance promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything in this Amendment to the contrary, if Executive constitutes a "specified employee" as defined and applied in Section 409A of the Code, as of the Separation Date, to the extent payments or benefits made hereunder constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits may not commence to be paid to

Executive until the earlier of: (i) the first day following the six (6) month anniversary of Executive's Separation Date, or (ii) Executive's date of death.

28.    Indemnification by Company.
a.    Executive shall be indemnified with respect to any and all matters that arose during his employment with the Company, whether arising from his status as employee, officer or otherwise, to the maximum extent allowable under, and subject to any conditions or limitations set forth in, the Company's Articles of Incorporation, Code of Regulations, or applicable law. These indemnification obligations shall survive expiration or termination of this Amendment. To the best of his knowledge, Executive warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist, or could reasonably be brought against him, concerning his past activities as an employee that could reasonably be expected to result in a material claim.

b.    For purposes of this Section 28, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date set forth below.

DIEBOLD NIXDORF, INCORPORATED
By:___________________________________
Name:________________________________
Date: _________________________________

JEFFREY RUTHERFORD

______________________________________

Date:_________________________________